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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
CAPITAL TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAPITAL TRUST, INC.
410 Park Avenue, 14th Floor
New York, New York 10022

April 29, 2008

Dear Shareholders:

        You are cordially invited to attend the 2008 annual meeting of shareholders of Capital Trust, Inc., which will be held at 10:00 a.m., local time, on Thursday, June 5, 2008, at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022. At the annual meeting, shareholders will be asked to elect directors, ratify the appointment of Ernst & Young LLP as our independent auditors for 2008 and act upon such other business as may properly come before the meeting, all as described in the attached notice of annual meeting of shareholders and proxy statement.

        It is important that your shares be represented at the meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to complete, date, sign and return your proxy card in the enclosed prepaid envelope or authorize your proxy electronically or telephonically as promptly as possible so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the meeting.

Sincerely,
/s/ SAMUEL ZELL
Samuel Zell Chairman of the Board

CAPITAL TRUST, INC.
410 Park Avenue, 14th Floor
New York, New York 10022

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

        We hereby notify you that we are holding our 2008 annual meeting of shareholders at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022, on Thursday, June 5, 2008, at 10:00 a.m., New York City time, for the following purposes:

  1.
  To elect nine directors to the board of directors to serve until our next annual meeting of shareholders and until such directors' successors are duly elected and qualify.

  2.
  To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

  3.
  To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

        You can vote your shares of class A common stock if our records show that you were a shareholder as of the close of business on April 28, 2008, the record date for the annual meeting.

        We have enclosed a proxy statement and a proxy card solicited by our board of directors.

        To assure your representation at the annual meeting, please vote. Whether or not you plan to attend the annual meeting, please authorize your proxy electronically or telephonically by following the procedures described in our proxy statement, or complete, date, sign and return the enclosed proxy card promptly in the enclosed prepaid envelope. This will help ensure that your vote is counted. If you do not authorize your proxy electronically or telephonically or fail to return your card, your vote will not be counted, unless you attend the meeting and vote in person. You may revoke your proxy in the manner described in the proxy statement at any time before the proxy has been voted at the annual meeting.

By Order of the Board of Directors,
/s/ GEOFFREY G. JERVIS Geoffrey G. Jervis Secretary
April 29, 2008

CAPITAL TRUST, INC.
410 Park Avenue, 14th Floor
New York, New York 10022

PROXY STATEMENT

FOR

2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 5, 2008

        This proxy statement is being furnished by and on behalf of our board of directors in connection with the solicitation of proxies to be voted at the 2008 annual meeting of shareholders. The date, time and place of the annual meeting are:

Date:	June 5, 2008
Time:	10:00 a.m., New York City time
Place:	The law offices of Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street, New York, New York 10022

        At the annual meeting, shareholders will be asked to:

  •
  Elect the following nominees as our directors to serve until our next annual meeting of shareholders and until such directors' successors are duly elected and qualify: Samuel Zell, Thomas E. Dobrowski, Martin L. Edelman, Craig M. Hatkoff, Edward S. Hyman, John R. Klopp, Henry N. Nassau, Joshua A. Polan and Lynne B. Sagalyn ("Proposal 1");

  •
  Consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, referred to herein as our independent auditors, for the fiscal year ending December 31, 2008 ("Proposal 2"); and

  •
  Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

        Our principal offices are located at 410 Park Avenue, 14th Floor, New York, New York 10022 and our telephone number is (212) 655-0220.

        This proxy statement and the enclosed proxy card are being sent on or about April 29, 2008 to shareholders of record as of the close of business on April 28, 2008.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

        In this section of the proxy statement, we answer some common questions regarding the annual shareholders meeting and the voting of shares at the meeting.

Where and when will the annual meeting be held?

        The date, time and place of the meeting are:

  June 5, 2008
  10:00 a.m. (New York City time)
  The law offices of Paul, Hastings,
  Janofsky & Walker LLP
  75 East 55th Street,
  New York, New York 10022

Why did you send me this proxy statement?

        We sent you this proxy statement and the enclosed proxy card because our board of directors is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the meeting. But you don't have to attend in order to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or authorize your proxy electronically or telephonically by following the procedures described below.

Who can vote?

        You can vote your shares of class A common stock if our records show that you were the owner of the shares as of the close of business on April 28, 2008, the record date determining the shareholders who are entitled to vote at the annual meeting. As of April 28, 2008, there were a total of 21,705,355 shares of our class A common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of class A common stock that you own. The enclosed proxy card shows the number of shares you can vote.

How are votes counted?

        We will hold the annual meeting if shareholders representing the required quorum of shares of class A common stock entitled to vote either sign and return their proxy cards, vote electronically or telephonically or attend the meeting. A majority of the shares of class A common stock entitled to vote at the meeting present in person or by proxy will constitute a quorum. If you sign and return your proxy card or vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated on the proxy card.

        Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to cast votes on certain "routine" matters if they do not receive instructions from their customers. The election of directors and ratification of the appointment of Ernst & Young LLP as our independent auditors are considered routine matters for which brokerage firms may vote shares for which they did not receive instructions.

        If you abstain or withhold votes or your shares are treated as broker non-votes, your abstention or withheld vote or the broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the election of directors and the ratification of the appointment of Ernst & Young LLP as our independent auditors.

What is the required vote for approval?

        The election of each of our nominees for director requires a plurality of the votes cast at the annual meeting and the ratification of the appointment of Ernst & Young LLP as our independent auditors requires a majority of the votes cast at the annual meeting on such matter.

How do I vote by proxy?

        Follow the instructions on the enclosed proxy card to vote on the matters to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed pre-addressed envelope or vote by telephone or over the Internet as explained below. The individuals named and designated as proxies in the proxy card will vote your shares as you instruct. You have the following choices in completing your voting:

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  You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

  •
  In voting on directors, you can either vote "FOR" all directors or withhold your vote on all or certain directors specified by you.

  •
  You may abstain on the other proposal, in which case no vote will be recorded.

  •
  You may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote to elect all nine nominees as directors and approve the other proposal.

How can I vote by telephone or over the Internet?

        In order to vote by telephone or over the Internet, call the toll-free number reflected on the enclosed proxy card or go to the www.voteproxy.com website, and follow the instructions. If you would like to receive future shareholder materials electronically, please enroll at www.amstock.com. If you would like to receive future shareholder materials electronically, and your shares are held by your broker, a bank or other nominee in "street name," please enroll at www.investordelivery.com. Please have the proxy card you received in hand when accessing the sites. You can vote by telephone or over the Internet at any time prior to 11:59 p.m. New York City time, June 4, 2008, the day before the annual meeting.

        Please also refer to the proxy card enclosed herewith for instructions. If you choose not to vote electronically or telephonically, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided herewith.

What do I do if my shares are held in "street name"?

        If your shares are held by your broker, a bank or other nominee in "street name", you will receive instructions for voting your shares from that party. In such cases, your ability to vote your shares by telephone or over the Internet will depend on the voting procedures of your broker, bank or nominee. These intermediaries may participate in a program provided through Broadridge Financial Solutions, Inc. that allows voting by telephone or over the Internet. If so, please follow the instructions provided by your broker, bank or nominee. If your shares are held in "street name" and you would like to vote your shares in person at the annual meeting, you must contact your broker, bank or other nominee to obtain a proxy form from the record holder of your shares.

What if other matters come up at the annual meeting?

        The only matters we now know of that will be voted on at the annual meeting include the proposals we have described in this proxy statement: the election of nine directors and the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for 2008. If other matters are properly presented at the meeting, the designated proxies will vote your shares in their discretion.

Can I change my vote after I return my proxy card?

        Yes. At any time before the vote on a proposal, you can change your vote either by giving us a written notice revoking your proxy authorization or by executing or authorizing, dating, and delivering to us a new proxy via the Internet, telephone or mail prior to the annual meeting or by attending the annual meeting and voting your shares in person. Your attendance at the annual meeting will not, by itself, revoke a proxy previously given by you. We will honor the proxy card or authorization with the latest date.

        Proxy revocation notices or new proxy cards should be sent to Capital Trust, Inc. c/o American Stock Transfer & Trust Company, 6201 Fifteenth Avenue, Brooklyn, New York 11219, Attention: Paula Caroppoli.

Can I vote in person at the annual meeting rather than by authorizing a proxy?

        Although we encourage you to complete and return a proxy card or vote telephonically or electronically, to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person even if you have submitted a proxy card or voted electronically or telephonically.

Who will count the votes?

        Representatives of American Stock Transfer & Trust Company will count the votes and will serve as the independent inspector of election.

Who pays for this proxy solicitation?

        We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail or in person. None of these employees will receive any extra compensation for doing this.

PROPOSAL 1—ELECTION OF DIRECTORS

        The number of directors that comprise our entire board of directors has been fixed at nine. Nine nominees will be proposed for election as directors at the annual meeting to hold office until our next annual meeting of shareholders and until their successors are duly elected and qualify. All nine nominees currently serve on our board of directors.

        All of the nominees are willing to serve as directors but, if any of them should decline or be unable to act as a director, the individuals designated in the proxy cards as proxies will exercise the discretionary authority provided to vote for the election of such substitute nominee selected by our board of directors, unless the board alternatively acts to reduce the size of the board or maintain a vacancy on the board in accordance with our bylaws. The board of directors has no reason to believe that any such nominees will be unable or unwilling to serve.

Nominees for Election as Directors

        The names, ages as of April 28, 2008, and existing positions with us of the nominees, if any, are as follows:

Name	Age	Office or Position Held
Samuel Zell	66	Chairman of the Board of Directors
Thomas E. Dobrowski	64	Director
Martin L. Edelman	66	Director
Craig M. Hatkoff	54	Director
Edward S. Hyman	63	Director
John R. Klopp	54	Director, Chief Executive Officer and President
Henry N. Nassau	53	Director
Joshua A. Polan	60	Director
Lynne B. Sagalyn	60	Director

        The name, principal occupation for the last five years, selected biographical information and the period of service as our director of each of the nominees are set forth below.

        Samuel Zell has been the chairman of the board of directors since 1997. He also serves as chairman for four other public companies listed on the New York Stock Exchange: Equity Residential Properties Trust , the largest apartment real estate investment trust (REIT) in the United States; Equity Lifestyle Properties, an equity real estate investment trust that owns and operates manufactured home communities in 26 states; Covanta Holding Corp., an international leader in converting waste to energy; and Anixter (AXE), a value-add provider of integrated networking and cabling solutions that support business information and network infrastructure requirements. Mr. Zell is also the chairman and CEO of Tribune Company, the nation's largest employee-owned media company. In addition, he chairs his private entrepreneurial investment firm, Equity Group Investments, which was the originator of three of the largest REITs in the real estate industry, and he is the chairman of Equity International, a privately held, leading investor in real estate-related businesses outside of the United States. Equity International originated the public offerings for three international companies, in which Mr. Zell maintains substantial interests: Gafisa, the leading homebuilder in Brazil; BR Malls, one of the largest shopping center owners and operators in Brazil; and Homex, the fastest growing homebuilder in Mexico. Mr. Zell also served as chairman for Equity Office Properties Trust (EOP), the largest office REIT in the U.S., from its IPO in July 1997 until it sold in the largest private equity transaction in history in February 2007.

        Thomas E. Dobrowski has been a director since 1998. Mr. Dobrowski has been retired from General Motors Asset Management, an investment manager for several pension funds of General Motors Corporation, its subsidiaries and affiliates, as well as for several third party clients, since

October 2005. From December 1994 until September 2005, he was the managing director of real estate and alternative investments for General Motors Asset Management. Mr. Dobrowski is a director of Equity Lifestyle Properties, Inc.

        Martin L. Edelman has been a director since 1997. Mr. Edelman has been of counsel to Paul, Hastings, Janofsky & Walker LLP, and prior thereto Battle Fowler LLP, each a law firm that has provided services to us. Mr. Edelman was a partner with Battle Fowler LLP from 1972 to 1993. He had been a director of Cendant Corporation and a member of the executive committee of that corporation's board of directors since November 1993 until its deconsolidation in 2006. He currently serves as a director of Avis/Budget Group, Inc., a rental car company, and Ashford Hospitality Trust, a hospitality property focused REIT.

        Craig M. Hatkoff has been a director since 1997. From 1997 to 2000, Mr. Hatkoff served as our vice chairman. Mr. Hatkoff is chairman of Turtle Pond Publications LLC, which is active in children's publishing and he has authored a series of best-selling children's books. He is a private investor in other entertainment ventures including Fillpoint LLC, a leading video game distribution company and Tribeca Enterprises. Mr. Hatkoff is a co-founder of the Tribeca Film Festival, North America's largest film festival. Mr. Hatkoff was a founder and a managing partner of Victor Capital Group, L.P., or Victor Capital, from 1989 until our acquisition of Victor Capital in 1997. Mr. Hatkoff was a managing director and co-head of Chemical Realty Corporation, the real estate investment banking arm of Chemical Banking Corporation, from 1982 until 1989. Mr. Hatkoff served as a trustee of the New York City Construction Authority from 2002 through 2005, an agency responsible for the construction of all public schools in New York City. He is a director of the Taubman Centers Inc., a REIT that owns and manages retail malls, where he serves on the compensation and nominating committees. He serves on the board of directors of the Rock and Roll Hall of Fame and the Borough of Manhattan Community College Foundation.

        Edward S. Hyman has been a director since 2005. Mr. Hyman is chairman and president of International Strategy & Investment Group Inc. and chairman of International Strategy & Investment Inc. Prior to forming both of these companies in April 1991, he was vice chairman and a member of the board of C.J. Lawrence Inc., which he joined in 1972.

        John R. Klopp has been a director since 1997, and our chief executive officer and president since 1997 and 1999, respectively. Mr. Klopp was a founder and a managing partner of Victor Capital from 1989 until the acquisition of Victor Capital by us in 1997. Mr. Klopp was a managing director and co-head of Chemical Realty Corporation from 1982 until 1989. From 1978 to 1982, Mr. Klopp held various positions with Chemical Bank's Real Estate Division, where he was responsible for originating, underwriting and monitoring portfolios of construction and permanent loans.

        Henry N. Nassau has been a director since 2003. Mr. Nassau has been a partner since September 2003 and is chair of the corporate and securities group at the law firm Dechert LLP. Mr. Nassau was the chief operating officer of Internet Capital Group, Inc., an internet holding company, from December 2002 until June 2003 having previously served as managing director, general counsel and secretary since May 1999. Mr. Nassau was previously a partner at Dechert LLP from September 1987 to May 1999 and was chair of the firm's business department from January 1998 to May 1999. At Dechert LLP, Mr. Nassau engages in the practice of corporate law, concentrating on mergers and acquisitions, public offerings, private equity and venture capital financing.

        Joshua A. Polan has been a director since 2004. Mr. Polan is a managing director of Berkley Capital, LLC, a wholly owned subsidiary of W. R. Berkley Corporation, which we refer to as WRBC. He has been an executive officer of Interlaken Capital, Inc., a company substantially owned and controlled by William R. Berkley, WRBC's chairman of the board and chief executive officer, since June 1988, and currently serves as managing director of Interlaken. For more than five years prior to June 1988, Mr. Polan was a partner in the public accounting firm of Touche Ross & Co. Mr. Polan is a member of the management committee of LD Realty Advisors LLC, the general partner of LDPG Realty Investors, L.P.

        Lynne B. Sagalyn has been a director since 1997. Dr. Sagalyn is Professor of Real Estate Development and Planning at the University of Pennsylvania, with appointments at both the Department of City Planning and the Wharton School's Real Estate Department. From 1992 until her appointments at the University of Pennsylvania in 2004, Dr. Sagalyn served as a professor and the Earl W. Kazis and Benjamin Schore Director of the MBA Real Estate Program and Paul Milstein Center for Real Estate at the Columbia University Graduate School of Business. She also serves on the faculty of the Weimer School for Advanced Studies in Real Estate and Land Economics. Dr. Sagalyn is a director of UDR, Inc. a self-administered REIT in the apartment communities sector. Additionally, Dr. Sagalyn is on the Advisory Board of The Goldman Family Enterprises. She has also served on the New York City Board of Education Chancellor's Commission on the Capital Plan.

Vote Required; Recommendation

        The election to the board of directors of each of our nine nominees will require the affirmative vote of a plurality of the votes cast at the annual meeting. Our board of directors unanimously recommends that you vote for the election of all nine nominees named above.

Board of Directors; Committees

        Our board of directors has nine members and is currently comprised of Messrs. Zell, Dobrowski, Edelman, Hatkoff, Hyman, Klopp, Nassau and Polan and Dr. Sagalyn. Our board of directors has determined that Messrs. Dobrowski, Hyman, Nassau, Polan and Zell and Dr. Sagalyn are independent under the criteria for independence set forth in the listing standards of the New York Stock Exchange, and therefore, upon the election of all nine nominees, we will meet the New York Stock Exchange requirement for a majority of independent directors serving on the board of directors. Our board of directors considered the following transactions, relationships and arrangements between each director or any member of his or her immediate family and the company and its subsidiaries and affiliates. Mr. Dobrowski was previously employed by the investment manager for several pension funds of General Motors Corporation, its subsidiaries and affiliates, which have invested in our private funds and which own, as of April 28, 2008, approximately 3.2% of the shares of our class A common stock, and he serves on the board of directors of another company chaired by our chairman of the board. Mr. Nassau serves as one of the trustees of our chief executive officer's family trust. Mr. Polan serves as a managing director of Berkley Capital, LLC, a wholly owned subsidiary of WRBC, which owns, as of April 28, 2008, approximately 17.6% of the shares of our class A common stock and whose nomination is required pursuant to a director nomination right. We also entered into three separate account advisory agreements with affiliates of WRBC under which we direct for investment, on a discretionary basis, $350 million of committed capital on behalf of WRBC in low risk commercial real estate mortgages, mezzanine loans and participations therein. In addition, on April 27, 2007, we purchased a $20.0 million subordinated interest in a mortgage from a dealer. Proceeds from the original mortgage financing provide for the construction and leasing of an office building in Washington, D.C. that is owned by a joint venture. WRBC has a substantial economic interest in one of the joint venture partners. Mr. Zell recently ceased jointly reporting beneficial ownership of shares of class A common stock with Messrs. Klopp and Hatkoff, the Zell family has invested in our private funds and we previously made minor payments for insurance services to a subsidiary of Equity Office Properties Trust.

        Our board of directors currently has four standing committees: an audit committee, a compensation committee, a corporate governance committee, and an investment committee.

        Audit Committee:    The audit committee is currently comprised of Messrs. Dobrowski and Nassau and Dr. Sagalyn, with Dr. Sagalyn serving as the committee's chairperson. All audit committee members meet the independence criteria and have the qualifications set forth in the listing standards of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Each of Messrs. Dobrowski and Nassau is qualified as an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934 and our board of directors has determined that they have the accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Securities and Exchange Commission, or SEC, has determined that the audit committee financial expert designation does not impose on a person with that designation any duties, obligations or liability that are greater than the duties, obligations or liability imposed on such person as a member of the audit committee of the board of directors in the absence of such designation. The audit committee appoints our independent auditors, oversees the quality and integrity of our financial reporting and the audits of our financial statements by our independent auditors and in fulfilling its oversight function, reviews with our management and independent auditors the scope and result of the annual audit, our auditors' independence and our accounting policies. The audit committee is also responsible for the overall administration of our code of business conduct and ethics, including its interpretation and amendment. Our board of directors has adopted a written charter under which the audit committee operates. This charter is posted on our corporate website at www.capitaltrust.com. A copy of our audit committee charter is available free of charge, upon request directed to Investor Relations, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022.

        The audit committee has adopted complaint procedures for accounting, internal control and auditing matters in accordance with Rule 10A-3 under the Securities Exchange Act of 1934. The full text of these complaint procedures is available on our corporate website at www.capitaltrust.com. A copy of our complaint procedures is available free of charge, upon request directed to Investor Relations, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022.

        Compensation Committee:    The compensation committee is currently comprised of Mr. Polan and Dr. Sagalyn, with Mr. Polan serving as the committee's chairperson. All compensation committee members meet the independence criteria set forth in the listing standards of the New York Stock Exchange. The compensation committee oversees the compensation of executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof.

        In particular, the compensation committee's primary duties are described in the compensation committee charter and include:

  •
  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer in light of those goals and objectives, and either as a committee or together with the other independent directors (as directed by our board of directors) exercising sole authority to determine and approve our chief executive officer's compensation level based on this evaluation;

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  determining the long-term incentive component of our chief executive officer's compensation by considering among other factors selected by the compensation committee, our performance and relative shareholder return, our chief executive officer's individual performance, including progress on strategic objectives, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to our chief executive officer in past years;

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  considering the recommendations of the chief executive officer with respect to non-chief executive officer management and key employee compensation and determining and approving such compensation;

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  reviewing and making recommendations to our board of directors with respect to incentive compensation plans and equity-based compensation plans or material changes to any such existing plans and discharging and administering any such plans as required by the terms thereof;

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  overseeing the drafting and review and discussing with management the compensation discussion and analysis and related disclosures required by the SEC;

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  preparing and approving the compensation committee report for inclusion in our proxy statement in accordance with applicable SEC regulations;

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  periodically reviewing, as and when determined appropriate, executive compensation programs and total compensation levels;

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  reviewing and making recommendations to our board of directors concerning compensation arrangements for non-employee members of our board of directors and stock ownership guidelines;

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  in consultation with management, overseeing regulatory compliance with respect to compensation matters, including overseeing our policies on structuring compensation programs to preserve tax deductibility, and, as and when required, establishing performance goals and confirming that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code;

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  reviewing and approving any severance or similar termination payments proposed to be made to any of our current or former executive officers; and

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  performing any other duties or responsibilities expressly delegated to the compensation committee by our board of directors from time to time relating to our compensation programs.

        The compensation committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants as it deems appropriate, without obtaining the approval of our board of directors or management. The compensation committee shall have the sole authority to select and retain a compensation consultant to assist in the evaluation of chief executive officer compensation.

        The compensation committee has engaged the services of FPL Associates L.P., or FPL, as a compensation consultant to, among other things, benchmark our compensation to the appropriate peer group companies. FPL was engaged to (i) benchmark compensation data, including base salary, annual incentives, total annual cash compensation, annual long-term incentives and total remuneration, for our senior management team on a group basis as compared to the appropriate multiple peer groups, and (ii) assist the compensation committee in finalizing employment agreements for certain of our officers.

        The compensation committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. In particular, the committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the compensation committee who are (i) "Non-Employee Directors" for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time, and (ii) "outside directors" for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time.

        Our board of directors has adopted a written charter under which the compensation committee operates. This charter is posted on our corporate website at www.capitaltrust.com. A copy of our compensation committee charter is available free of charge, upon request directed to Investor Relations, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022.

        Corporate Governance Committee:    The corporate governance committee is currently comprised of Messrs. Dobrowski, Nassau and Polan, with Mr. Nassau serving as the committee's chairperson. All corporate governance committee members meet the independence criteria set forth in the listing standards of the New York Stock Exchange. Among other things, the corporate governance committee identifies qualified individuals to become board members, recommends to the board individuals to be designated as nominees for election as directors at the annual meetings of shareholders, and develops and recommends to the board our corporate governance guidelines.

        More specifically, the corporate governance committee is responsible for reviewing, on an annual basis, the requisite skills and characteristics of individual members of the board of directors, as well as the composition of the board as a whole, in the context of our needs. The corporate governance committee will review all nominees for director, including those recommended by shareholders, in accordance with requirements and qualifications set forth in our corporate governance guidelines and will recommend that the board select those nominees whose attributes it believes would be most beneficial to us. This review will involve an assessment of the personal qualities and characteristics, accomplishments and business reputation. The corporate governance committee will assess candidates' qualifications based on the following minimum criteria, which may be modified from time to time by the corporate governance committee:

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  demonstrated personal integrity and moral character;

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  willingness to apply sound and independent business judgment for the long-term interests of shareholders;

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  relevant business or professional experience, technical expertise or specialized skills;

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  personality traits and background that appear to fit with those of the other directors to produce a collegial and cooperative board responsive to the company's needs; and

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  ability to commit sufficient time to effectively carry out substantial duties of a director;

        Our board of directors has adopted a written charter under which the corporate governance committee operates. This charter is posted on our corporate website at www.capitaltrust.com. A copy of our corporate governance committee charter is available free of charge, upon request directed to Investor Relations, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022.

        Investment Committee:    The investment committee is currently comprised of Messrs. Zell, Hatkoff and Nassau. The investment committee exercises the authority of the board to approve additions to or modifications of our portfolio of loans and investments beyond the limits of the authority delegated to management in our loan policy.

        Our board of directors conducts its business through meetings of the board, actions taken by written consent in lieu of meetings and by the actions of its committees. During fiscal year 2007, our board of directors held 4 meetings and took action by written consent 7 times. During fiscal year 2007: (i) the audit committee held 4 meetings, (ii) the compensation committee held 2 meetings and took action by written consent 3 times, (iii) the corporate governance committee held 3 meetings and (iv) the investment committee did not hold any formal committee meetings in 2007, but rather discussed matters informally and acted by written consent 3 times in performing its functions. During fiscal year 2007, each director attended at least 75% of all meetings of the board of directors, and at least 75% of all meetings of committees on which he or she served. Our corporate governance guidelines provide that, at their discretion, the non-management directors may designate the director who will preside at each executive session of the board, or if one has not been designated, the chairperson of the corporate governance committee shall serve as such. Shareholders or interested parties may submit communications addressed to the board of directors or the non-management directors to the our secretary in accordance with our shareholder nominations and communications policy.

Corporate Governance

        Code of Business Conduct and Ethics:    We have adopted a code of business conduct and ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of business conduct and ethics is designed to comply with SEC regulations and New York Stock Exchange listing standards related to codes of conduct and ethics and is posted on our corporate website at www.capitaltrust.com. A copy of our code of business conduct and ethics is available free of charge, upon request directed to Investor Relations, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022.

        Corporate Governance Guidelines:    We have also adopted corporate governance guidelines to advance the functioning of our board of directors and its committees and to set forth our board of directors' expectations as to how it should perform its functions. Our corporate governance guidelines are posted on our corporate website at www.capitaltrust.com. A copy of our corporate governance guidelines is available free of charge, upon request directed to Investor Relations, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022.

        Shareholder Nominations and Communications Policy:    Our board of directors has adopted policies with respect to the consideration of candidates recommended by shareholders for election as directors and shareholder communications with the board of directors.

        Shareholders may recommend director nominees for consideration by the corporate governance committee by submitting the names and the following supporting information to our secretary at: Secretary, Shareholder Nominations, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022. The submissions should include a current resume and curriculum vitae of the candidate and a statement describing the candidate's qualifications and contact information for personal and professional references. The submission should also include the name and address of the shareholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting shareholder and a description of all arrangements or understandings between the submitting shareholder and the candidate.

        Shareholders and other interested parties may communicate directly with our board of directors or the non-management directors. All communications should be in writing and should be directed to our secretary at: Secretary, Shareholder Communications, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Each communication intended for the board of directors or non-management directors received by the secretary will be forwarded to the intended recipients in accordance with the existing instructions.

        The full text of the shareholder nominations and communications policy is available on our corporate website at www.capitaltrust.com. A copy of the shareholder nominations and communications policy is available free of charge, upon request directed to Investor Relations, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022.

        Director Attendance at Annual Meeting of Shareholders.    We do not have a formal policy regarding attendance by directors at our annual meeting of shareholders but invite and encourage all directors to attend. We make every effort to schedule our annual meeting of shareholders at a time and date to permit attendance by directors, taking into account the directors' schedules and the timing requirements of applicable law. At our last annual meeting, which was held on June 7, 2007, 2 directors attended.

Compensation Committee Interlocks and Insider Participation

        During 2007, the compensation committee of the board of directors was comprised of Mr. Polan and Dr. Sagalyn. None of the committee's members was employed by us as an officer or employee during 2007. No committee member had any interlocking relationships requiring disclosure under applicable rules and regulations.

        For a description of certain relationships and transactions with members of the board of directors or their affiliates, see "—Transactions with Related Persons, Promoters and Certain Control Persons" beginning on page 32.

Executive and Senior Officers

        The following sets forth the positions, ages as of April 28, 2008 and selected biographical information for our executive and senior officers who are not directors.

        Jeremy FitzGerald, age 44, has served as a managing director since 1997. Ms. FitzGerald is responsible for originating, structuring and negotiating high yield investments. Prior to that time, she served as a principal of Victor Capital Group and had been employed in various positions at such firm since May 1990. She was previously employed in various positions at PaineWebber Incorporated.

        Geoffrey G. Jervis, age 36, has served as our chief financial officer since 2005. Prior to that time, he served as our director of capital markets since 2004. He has been employed by us in various positions since 1999. Prior to joining us, Mr. Jervis was the chief of staff to the New York City Economic Development Corporation under the Giuliani Administration.

        Stephen D. Plavin, age 48, has served as our chief operating officer since 1998. Prior to that time, Mr. Plavin was employed for fourteen years with the Chase Manhattan Bank and its securities affiliate, Chase Securities Inc. Mr. Plavin held various positions within the real estate finance unit of Chase, including the management of: loan origination and execution, loan syndications, portfolio management, banking services and real estate owned sales. He served as a managing director responsible for real estate client management for Chase's major real estate relationships and in 1997 he became co-head of global real estate for Chase. Mr. Plavin serves as a director of Omega Healthcare Investors, Inc., a skilled nursing real estate investment trust.

        Thomas C. Ruffing, age 47, has served as chief credit officer and head of asset management since July 2006. Mr. Ruffing is responsible for the credit writing and asset management of all of our investment portfolios. Prior to that time, he served as our director of asset management since 2001. Prior to joining us in 2001, Mr. Ruffing was employed by JPMorgan Chase serving in its real estate and lodging investment banking group since 1990.

        Jay Thailer, age 39, has served as director of finance and accounting since April 2006. Prior to joining Capital Trust, he served as Chief Financial Officer and Executive Vice President of DVL, Inc., a publicly traded commercial finance and real estate operating company. Mr. Thailer is a Certified Public Accountant.

Compensation Committee Report*

        Our compensation committee has reviewed the Compensation Discussion & Analysis with management and, based on that review, recommends to the board of directors that it be included in our proxy statement which is incorporated by reference in our annual report on Form 10-K.

Compensation Committee

Joshua A. Polan
Lynne B. Sagalyn

*
The material in this report is not "solicitation material," is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference in any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Compensation Discussion and Analysis

I.    Administration of Compensation Programs

        Our compensation committee oversees our compensation programs. Our compensation committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the chief executive officer's performance in light of those goals and objectives, and determining and approving the chief executive officer's compensation level based on this evaluation. Our compensation committee is also responsible for reviewing and approving the salaries and other compensation of our named executive officers, which we refer to as NEOs. Our NEOs for 2007 include John R. Klopp, our chief executive officer, or CEO, Stephen D. Plavin, our chief operating officer, or COO, Geoffrey G. Jervis, our chief financial officer, or CFO and Thomas C. Ruffing, our chief credit officer, or CCO.

II.    Compensation Philosophy and Program Objectives

        Our objective is to provide compensation packages that attract, retain and motivate experienced and qualified executives, reward individual performance, align the interests of our NEOs with those of our shareholders and provide incentives for the creation of long-term shareholder value. Our executive compensation program consists of three main elements: an annual base salary, annual cash bonus compensation and long-term incentive compensation. The Company has designed the bonus and long-term compensation elements of our NEO compensation program to link individual compensation to the achievement of objective performance measures relating to key business goals that drive our financial performance.

        We believe that the compensation provided to our executives should be commensurate with the performance of the company and must recognize the competitive environment for talented executives in which we operate. We compete for talent with other public and private commercial mortgage finance platforms as well as the commercial mortgage backed securities (CMBS) and structured finance groups within Wall Street commercial banks and investment banking firms. The overall principle guiding our NEO compensation is to pay total compensation that encourages outstanding performance and is in line with the competitive market. The actual compensation paid to each NEO will vary based on company and individual performance and the NEO's role within the company. Starting with our CEO in 2004, in response to the competitive environment, we began to enter into employment agreements with our NEOs and as of the end of 2006 all four NEOs were employed under employment agreements that, among other things, specify their salary, bonus and long-term incentive compensation.

III.    Procedural Approach

  A.    Role of the Board of Directors and Compensation Committee

        Consistent with our philosophy, bonus and long-term compensation elements of our compensation are designed to be commensurate with the performance of the company. Our board of directors has endorsed the strategic business goals for our company that are centered on successfully managing the balance sheet and investment management segments of our business consistent with our investment strategy. Our compensation committee in consultation with our CEO translates these strategic business goals into performance measures that are included in the executive officers' performance compensation awards to determine the annual cash bonus opportunities and/or long-term incentive compensation opportunities provided for our CEO, COO and CFO in their employment agreements. Our compensation committee has the discretion to take into account individual and company performance in awarding additional bonuses to all of our NEOs, and has utilized that discretion in 2007 in compensating our CCO above the minimum amount specified in his employment agreement. Our CEO attends compensation committee meetings, but does not attend executive sessions. Our CEO makes recommendations to the compensation committee regarding the compensation of other NEOs, but does not vote on matters presented for approval or action by the compensation committee.

        The compensation committee engaged the services of a compensation consultant, FPL Associates Compensation, a division of FPL Associates L.P. ("FPL"), at the time we entered into the employment agreements with our NEOs and determined that these agreements were "at market". FPL has no other relationships with the company and is considered an independent third party advisor.

        Our compensation committee held meetings or acted through written consent fives times during the year ended December 31, 2007 and held one meeting in 2008 with respect to 2007 compensation decisions. For 2007, in accordance with the employment agreements in place for our CEO, COO and CFO, the compensation committee, in consultation with the CEO, created objective performance measures that would be used to determine the annual cash bonus opportunity for each of the CEO, COO and CFO. Pursuant to their employment agreements, the CEO, COO and CFO, are eligible to receive annual cash bonuses at threshold (1.0x base salary), target (1.5x base salary) or maximum (2.0x base salary) level if these performance measures are achieved, and no required bonus in the event that these measures are not achieved. In addition, our CEO is eligible to receive additional long-term incentive compensation based upon the same formula. The performance measures approved by the compensation committee for 2007 consisted of (i) dividends declared, (ii) gross originations of new investments, (iii) net income per share, (iv) return on average common equity and (v) fund equity raised. These measures were not amended during performance year 2007. At its January 2008 meeting, the compensation committee obtained calculations from our CFO and director of finance that showed that all performance measures had been achieved at their maximum levels. For each of the 2007 performance measures, the maximum level and the actual 2007 performance was as follows: (i) dividends paid $3.50 per share (maximum level) and $5.10 per share (actual), (ii) gross originations $2.15 billion (maximum level) and $2.5 billion (actual), (iii) net income per share $3.60 per share (maximum level) and $4.77 per share (actual), (iv) return on average common equity 13.5% (maximum level) and 19.5% (actual), and (v) fund equity raised $300 million (maximum level) and $316 million (actual). Accordingly, the compensation committee approved payouts and awards to our CEO, COO and CFO at the maximum performance level for the performance achieved in 2007. In addition, the compensation committee approved an additional $100,000 bonus to our CCO above the minimum bonus stipulated in his employment agreement, based on specific asset management successes as well as the continued growth in our investment portfolio and the number of third party investment management vehicles that we manage.

  B.    Interaction with Compensation Consultant

        In 2007, the compensation committee engaged the services of FPL to assist in the negotiation of a new employment agreement with our CEO. Our CEO's existing employment agreement is set to expire in December 2008. The engagement and the negotiations with our CEO are ongoing.

IV.    Compensation Structure

  A.    Overview of Elements of Pay

        In 2007, we utilized three main elements of compensation:

  •
  Annual Base Salary—Fixed salary as set forth in the executives' employment agreements, subject to increase from time to time at the discretion of the board of directors;

  •
  Annual Cash Bonus—Variable pay in the form of cash bonuses that is designed to reward executives for the attainment of annual business goals; and

  •
  Long-Term Incentive Compensation—Awarded in the form of (i) restricted and performance stock awards and/or (ii) cash based performance awards with payouts based on our receipt of incentive management fees from third party investment management vehicles we manage.

  B.    Detail of Elements of Pay

  (1)
  Base Salary

        Pursuant to their employment agreements, the NEOs receive a base annual salary, subject to possible increases by the board of directors. The annual salaries vary according to the levels of responsibility undertaken by the executive officers. We strive to compensate our NEOs with salaries commensurate with prevailing compensation practices in public and private commercial mortgage finance platforms as well as the CMBS and structured finance groups within Wall Street commercial banks and investment banking firms. The compensation committee periodically may review base salaries for our named executive officers on its own initiative or at the recommendation of our CEO. No such adjustments were made for 2007.

        Consistent with our philosophy of designing our executive compensation program to be commensurate with company performance, our mix of compensation is weighted towards the variable and long-term incentive components. Pursuant to their employment agreements, the NEOs are provided with opportunities for variable and long-term incentive compensation.

        John R. Klopp serves as our chief executive officer and president pursuant to an employment agreement entered into as of February 24, 2004. The employment agreement provides for Mr. Klopp's employment through December 31, 2008. Under the employment agreement, Mr. Klopp receives a base salary of $600,000 per year, subject to possible increase at the discretion of our board of directors.

        Stephen D. Plavin serves as our chief operating officer pursuant to an employment agreement entered into as of December 28, 2005. The employment agreement provides for Mr. Plavin's employment through December 31, 2008, subject to our option to extend through December 31, 2009. Under the employment agreement, Mr. Plavin received a base salary at an annual rate of $450,000 for the remainder of calendar year 2005 and, as of January 1, 2006, Mr. Plavin's base salary was increased to $500,000 per year, subject to possible increase at the discretion of our board of directors.

        Geoffrey G. Jervis serves as our chief financial officer pursuant to an employment agreement entered into as of September 29, 2006. The employment agreement provides for Mr. Jervis' employment through December 31, 2009, subject to our option to extend through December 31, 2010. Under the employment agreement, Mr. Jervis will receive a base salary of $350,000 per year, or $425,000 per year if employment is extended for the option year, subject to possible increase at the discretion of our board of directors.

        Thomas C. Ruffing serves as our chief credit officer and head of asset management pursuant to an employment agreement entered into as of August 4, 2006. The employment agreement provides for Mr. Ruffing's employment through December 31, 2008. Under the employment agreement, Mr. Ruffing receives a base salary of $250,000 per year, subject to possible increase at the discretion of our board of directors.

  (2)
  Annual Cash Bonus

        We award cash bonuses as a short-term incentive to drive the achievement of our annual performance goals and to focus executive behavior on the fulfillment of annual business objectives. Pursuant to their employment agreements, our CEO, COO and CFO were eligible to earn annual cash bonuses for 2007 tied to the achievement of threshold, target or maximum performance levels set for performance measures selected by the compensation committee. This annual bonus opportunity is contained in performances awards granted under our then active long-term incentive plan, or 2004

Plan. For 2007, the performance measures were set at levels that the compensation committee believed would equate to acceptable management performance at threshold levels, good performance at the target level and outperformance at the maximum level. Our CEO, COO and CFO were eligible to earn annual cash bonuses ranging from 100% of base salary at threshold performance to 200% of base salary at maximum performance, with a target of 150% of base salary at target performance. As noted above, for 2007, the performance measures approved by the compensation committee for 2007 consisted of (i) dividends declared, (ii) gross originations, (iii) net income per share, (iv) return on average common equity and (v) fund equity raised and were weighted 30%, 20%, 20%, 20% and 10%, respectively, in the case of Mr. Klopp, 25%, 30%, 20%, 20% and 5%, respectively, in the case of Mr. Plavin and 25%, 20%, 25%, 20% and 10%, respectively, in the case of Mr. Jervis. In February 2008, the compensation committee confirmed that the maximum level of performance was achieved, entitling Mr. Klopp to a cash bonus of $1,200,000, Mr. Plavin to a cash bonus of $1,000,000 and Mr. Jervis to a cash bonus of $700,000 for 2007.

        Mr. Ruffing received an annual cash bonus for 2007 of $350,000, which consisted of the minimum cash bonus stipulated in his employment contract of $250,000 and an additional discretionary annual cash bonus of $100,000. The compensation committee awarded the additional bonus based on superior individual performance as described above.

        In March 2008, in accordance with the employment agreements for our CEO, COO and CFO, the compensation committee set the performance measures and the relative weights assigned to them (which vary by officer) that will be used to determine the amount of annual cash bonuses for 2008. Pursuant to their contracts, the CEO, COO and CFO, are eligible to receive annual cash bonuses at threshold (1.0x base salary), target (1.5x base salary) or maximum (2.0x base salary) level if these performance measures are achieved, and no required bonus in the event that these measures are not achieved. In addition, our CEO is eligible to receive additional long-term incentive compensation based upon the same formula. The performance measures approved by the compensation committee for 2008 consist of (i) adjusted net income, (ii) dividends declared, (iii) fund equity raised, (iv) liability management, (v) portfolio credit performance, and (vi) gross originations. For objectives (i) and (ii), the performance objectives carry weights of 20% for each of Mr. Klopp, Mr. Plavin and Mr. Jervis. For objectives (iii) and (iv), the performance objectives carry weights of 15% for Mr. Klopp, 20% for Mr. Jervis and 10% for Mr. Plavin. For objectives (v) and (vi), the performance objectives carry weights of 15% for Mr. Klopp, 20% for Mr. Plavin and 10% for Mr. Jervis. In light of the business environment for the company, the compensation committee, in consultation with the CEO, determined to change the performance measures for 2008 relative to 2007. In particular, the measures were changed to reflect the company's increased focus on (a) a more defensive posture for the balance sheet in 2008 and (b) the aggressive growth of the investment management business in 2008. Measures that remain the same as 2007 were measures related to dividends, net income, gross originations and fund equity raised, although these measures were adjusted in terms of the threshold, target and maximum amounts, as well as the definition of each measure. The dividend, net income and gross origination goals were lowered relative to 2007 and the fund equity raised goals were increased. The return on equity measure was eliminated and two new measures, liability management and portfolio credit performance, were added. The compensation committee believes that the performance measures and amounts for 2008 equate to acceptable management performance at threshold levels, good performance at the target level and outperformance at the maximum level.

  (3)
  Long-Term Incentive Compensation

        Since we elected to be taxed as a REIT in 2003, the principal form of equity based long-term incentive compensation awarded to NEOs has taken the form of time-vested restricted stock and performance-vested performance stock issued under our then active long-term incentive plan, which is administered by the compensation committee. In addition, we also award cash based long-term incentive compensation in the form of performance awards issued under the 2004 Plan that provide for payouts based on our receipt of incentive management fees from third party investment management vehicles we manage. We believe these awards focus NEO behavior on the fulfillment of long-term business objectives, and create a sense of ownership in the company that causes executive decisions to be aligned with the best interests of our shareholders. Pursuant to his employment agreement, for 2007, Mr. Klopp was eligible to earn shares of restricted and performance stock, subject to future vesting, tied to the achievement of threshold, target or maximum performance levels set for performance measures selected by the compensation committee. In each year of his contract commencing on and after January 1, 2005, Mr. Klopp is eligible to earn shares of restricted and performance stock with a value ranging from $250,000 at threshold performance to $750,000 at maximum performance, with a target of $500,000 at target performance. The performance measures and weights assigned are the same as set for his annual cash bonus opportunity as described above. In February 2008, the compensation committee confirmed that the maximum level of performance was achieved with respect to the selected performance measures, and, as a result, Mr. Klopp earned an award of 26,436 shares of restricted and performance stock (valued at $750,000 based on the average closing price for January 2008), awarded pursuant to his agreement 50% as restricted stock which will vest in equal installments over the three year period commencing on January 1, 2008 and ending on December 31, 2010 and 50% as performance stock which will vest on December 31, 2011 provided that the total shareholder return from January 1, 2008 through December 31, 2011 is at least 13% per annum.

        Mr. Plavin and Mr. Jervis' respective employment agreements contain an option for us to extend the terms of the agreements by one year through December 31, 2009 and December 31, 2010, respectively. In the event the options are exercised by us, Mr. Plavin and Mr. Jervis are entitled to grants of 30,000 and 16,875 shares of restricted stock, respectively.

        No cash based performance awards relating to incentive management fees from our third party investment management business were awarded to NEOs in 2007.

        On April 26, 2007, the board of directors adopted the 2007 long-term incentive plan, or 2007 Plan, effective upon shareholder approval which occurred on June 7, 2007. The 2007 Plan includes shares available for issuance under our previous long-term incentive plan and constitutes the sole long-term incentive plan that governs all aspects of the company's long-term incentive compensation.

        In 2007, NEOs elected to defer receipt of certain restricted stock awards that would otherwise become payable to them after 2007 and upon the satisfaction of vesting periods set forth in their individual award agreements. An award subject to a deferral election will continue to vest at the end of the vesting period pursuant to its original terms, but will not be distributed to the executive until the occurrence of the applicable distribution event set forth in the deferral election. Distribution events may include: death, disability, or other separation from service; change in control of the company; and a specified date elected by the executive.

  (c)
  Stock Option Awards

        We made no grants of stock options to our named executive officers in 2007. All outstanding stock options have vested, having been granted prior to our election to be taxed as a REIT in 2003, after which we determined to use restricted and performance stock as the principal form of equity based long-term incentive compensation awarded to NEOs.

  (4)
  Retirement, Perquisites and Other Personal Benefits

        We do not maintain any defined benefit or supplemental executive retirement programs for NEOs. We do, however, maintain a 401(k) plan and we match the first 3% of deferrals on a dollar-for-dollar basis.

        Mr. Klopp is entitled to have premiums paid for life insurance, a leased car and a driver employed by the company.

        Mr. Plavin is entitled to have his premiums paid for life insurance.

  C.    Interrelationship of Elements of Pay

        In determining the overall mix of elements comprising total compensation, the compensation committee emphasizes the relationship of compensation to performance. Accordingly, in the case of the CEO, COO and CFO, a significant portion of total compensation that may be earned is performance based. This approach to compensation provides the executives with a base level of compensation, while motivating the executives to enhance our business and achieve our goals, thereby producing a high level of performance for the company and greater variable pay for the executive. We also award significant levels of long-term incentive compensation that through time or performance vesting provide a counter-balance to short-term annual cash bonus compensation and advance the company's retention and motivation compensation objectives.

  D.    Pay Levels and Benchmarking

        The total annual compensation (salary, cash bonuses and long-term incentive compensation) for NEOs is determined based on several factors including the individual's position and responsibilities, as well as the pay levels in the marketplace for similar positions. As noted above, based on its benchmarking study, FPL has advised that as of the time the company entered into the employment agreements with the NEOs, the total compensation of each of the NEOs was "at market." The benchmarks used for the NEOs are drawn from a mixture of peer groups designed to provide a broader rather than more limited view of the compensation universe. The three main peer groups are: (1) the public commercial mortgage company peer group, (2) the Wall Street investment bank CMBS peer group, and (3) the traditional banks and related lenders CMBS peer group. The benchmark study analyzed various components of compensation, including base salary, annual cash bonuses, total annual cash, the value of long-term incentive awards, and total compensation.

V.    Timing of Equity Grants

        Equity based awards to our NEOs are awarded under our 2007 Plan. As administrator, the compensation committee is authorized in its discretion to grant awards under the plans, establish the terms of such awards, including vesting terms, prescribe grant agreements evidencing such awards and establish programs for granting awards. The compensation committee has not delegated its authority to make awards or prescribe the terms (including vesting terms) to our management. Our CEO makes recommendations to the compensation committee regarding the officers and employees recommended to receive awards, the type of award, the number of shares subject to the award and other terms of such award, including vesting terms and the life of the award.

        Our policy provides for annual grants of equity based awards in the form of restricted and performance stock and we do not have any plans, policies or practices to time the grant of equity awards to our executive officers in coordination with the release of material non-public information. Grants of other equity-based awards are determined by the compensation committee and typically are made in January or February of each calendar year after a review of the company's and individuals' performance during the prior year. We do not follow a set schedule for making equity grants under our plans and grants may also occur at other times of the year upon execution of a new employment agreement or at the time of new hire.

        Awards of restricted and performance stock to existing employees are denominated in a dollar value and the number of shares awarded is currently determined using a 30-day average price except that in the case of new hires, the number of shares awarded is determined using the employee's start date for determining the base price. Approvals of equity based awards are typically obtained at meetings of the compensation committee, but management may also seek approvals by unanimous written consent of the committee members.

        No stock options were granted to any executive officers during 2007.

VI.    Stock Ownership Guidelines

        As disclosed under the caption "Security Ownership of Certain Beneficial Owners and Management" below, our named executive officers are shareholders of the company. We do not currently have stock ownership guidelines for our named executive officers.

VII.    Adjustment or Recoupment of Awards

        The 2007 Plan contains a forfeiture or clawback mechanism to recoup awards from a NEO to the extent any of our financial results are misstated as a result of the NEO's willful misconduct or gross negligence and the financial results are restated downward. In addition, Section 304 of Sarbanes-Oxley provides an ability to recover incentive awards in certain circumstances. Under this law, if we are required to restate our financials due to noncompliance with any financial reporting requirements as a result of misconduct, the chief executive officer and chief financial officer must reimburse us for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those 12 months.

VIII.    Post-Employment Severance and Change-in-Control Benefits

        Each NEO has an employment agreement that provides for severance payments and other benefits, including following a change in control that results in a loss of employment or a significant change in employment. The table below reflects the amount of compensation payable to each of our named executive officers in the event the executive's employment is terminated on specified grounds. An executive officer's employment terminates upon his/her death, and we may terminate his/her employment upon disability that has incapacitated him for 180 consecutive days, or for conduct defined as "cause" in the employment agreement or for reasons other than for cause. An executive officer may terminate his/her employment agreement for "good reason" as defined in the agreement, which includes the assignment of materially inconsistent duties, responsibilities and title and change in control, or without good reason. The amounts shown assume that such termination was effective as of December 31, 2007, and thus include amounts earned through such date and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive's separation from the company.

Name and Termination Event	Cash Severance Payment		Continuation of Employer—Paid Health Insurance		Acceleration of Stock Awards(1)		Acceleration of Management Fee Performance Compensation Awards		Total Termination Benefits
John R. Klopp
Termination For Cause/Resignation Without Good Reason	$0	(2)	$0		$0		$0		$0
Disability	$900,000	(3)	$18,747	(4)	$2,321,738	(5)	$139,961	(6)	$3,380,446
Termination Other Than For Cause or Disability/Resignation With Good Reason(7)	$2,400,000	(8)	$28,120	(9)	$6,680,382	(10)	$139,961	(11)	$9,248,463
Death	$1,200,000	(12)	$18,747	(4)	$2,321,738	(5)	$139,961	(6)	$3,680,446
Geoffrey G. Jervis
Termination For Cause/Resignation Without Good Reason	$0	(2)	$0		$0		$0		$0
Disability	$700,000	(13)	$18,747	(4)	$477,527	(5)	$34,167	(6)	$1,230,441
Termination Other Than For Cause or Disability/Resignation With Good Reason(7)	$2,275,000	(14)	$28,120	(9)	$1,850,616	(10)	$34,167	(11)	$4,187,903
Death	$700,000	(12)	$18,747	(4)	$477,527	(5)	$34,167	(6)	$1,230,441
Stephen D. Plavin
Termination For Cause/Resignation Without Good Reason	$0	(2)	$0		$0		$0		$0
Disability	$1,000,000	(13)	$18,747	(4)	$928,051	(5)	$100,668	(6)	$2,047,466
Termination Other Than For Cause or Disability/Resignation With Good Reason(7)	$2,000,000	(15)	$28,120	(9)	$2,519,553	(10)	$100,668	(11)	$4,648,341
Death	$1,000,000	(12)	$18,747	(4)	$928,051	(5)	$100,668	(6)	$2,047,466
Thomas C. Ruffing
Termination For Cause/Resignation Without Good Reason	$0	(2)	$0		$0		$0		$0
Disability	$375,000	(16)	$18,747	(4)	$231,990	(5)	$60,625	(6)	$686,362
Termination Other Than For Cause or Disability/Resignation With Good Reason(7)	$750,000	(17)	$28,120	(9)	$644,048	(10)	$60,625	(11)	$1,482,793
Death	$350,000	(12)	$18,747	(4)	$231,990	(5)	$60,625	(6)	$661,362

(1)
For valuation purposes, assumes closing price on New York Stock Exchange on December 31, 2007 of $30.65.

(2)
Includes unpaid base salary and payment for accrued vacation days.

(3)
Includes continuation of base salary until disability insurance payments begin (assumes disability payments begin immediately) and pro rata payment of bonus (at a rate of 1.5 times base salary).

(4)
Includes twelve months payment of health insurance benefits.

(5)
One year of continued vesting and forfeiture of all awards that vest after the end of the one-year period.

(6)
One year of continued vesting and forfeiture of all awards that vest after the end of the one-year period. For CT Mezzanine Partners II, LP, or Fund II, assumes $958,000 of total payments are made during the one-year period (100% of the remaining estimated payments). For CT Mezzanine Partners III, Inc., or Fund III, assumes $2,619,612 of total payments are made during the one-year period (100% of the remaining estimated payments).

(7)
"Good Reason" includes, among other things, certain change of control scenarios. For a full definition, please see each officer's respective employment agreement which is filed with the SEC.

(8)
Includes two times base salary and highest annual bonus during the term of the employment agreement.

(9)
Includes eighteen months payment of health insurance benefits.

(10)
Vesting of all outstanding unvested awards.

(11)
Vesting of all outstanding unvested awards. Assumes total payments received from Fund II and Fund III are $958,000 and $2,619,612, respectively.

(12)
Includes payment of accrued but unpaid bonus.

(13)
Includes continuation of base salary for six months and pro rata payment of bonus (at a rate of 1.5 times base salary).

(14)
Includes base salary and bonus (at a rate of 1.5 times base salary) from the termination/resignation date through December 31, 2009.

(15)
Includes base salary and bonus (at a rate of 1.5 times base salary) from the termination/resignation date through December 31, 2008.

(16)
Includes continuation of base salary for six months and pro rata payment of minimum bonus.

(17)
Includes base salary and minimum bonus through December 31, 2008.

IX.    Impact of Tax and Accounting

        Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility in our tax return of compensation over $1 million to any of our executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders. The compensation committee's policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted, while simultaneously providing our executives with appropriate rewards for their performance and therefore the compensation committee may authorize the payment of compensation to NEOs outside the limits of Section 162(m).

X.    Post 2007 Actions.

        No changes to the employment agreements for our NEOs have been made subsequent to December 31, 2007. Compensation actions for our NEOs are limited to those described in sections above.

XI.    Conclusion

        The compensation committee believes that the total compensation paid to each of our NEOs is competitive and appropriate in view of the results from the benchmarking study undertaken by FPL and given the context of our business achievements and the individual performance of the NEOs in 2007.

Executive Compensation

Summary Compensation Table

        The following table sets forth for the year indicated the annual compensation of our chief executive officer, our chief financial officer and our other "named executive officers," as such term is defined in Item 402(a) of Regulation S-K. The annual bonus opportunity for Messrs. Klopp, Jervis and Plavin are provided pursuant to performance awards and consequently are reported in the Non-Equity Incentive Plan Compensation column.

Name and Principal Position	Year	Salary $	Bonus $(1)	Stock Awards $(2)	Non-equity Incentive Plan Compensation $(3)	All Other Compensation $(4)	Total $
John R. Klopp Chief Executive Officer	2007 2006	600,000 600,000	— —	1,972,540 2,026,579	1,874,147 1,303,279	76,561 68,160	4,523,248 3,998,018
Geoffrey G. Jervis Chief Financial Officer	2007 2006	350,000 269,262	— 650,000	868,902 336,401	891,008 21,040	6,750 6,600	2,116,660 1,283,303
Stephen D. Plavin Chief Operating Officer	2007 2006	500,000 500,000	— —	1,072,724 1,314,818	1,561,789 1,103,279	9,035 8,885	3,143,548 2,926,982
Thomas C. Ruffing Chief Credit Officer and Head of Asset Management	2007 2006	250,000 203,462	350,000 300,000	384,838 218,418	359,545 21,172	6,750 6,600	1,351,133 749,652

(1)
Mr. Ruffing was paid a $250,000 cash bonus pursuant to the minimum amount stipulated in his employment agreement and Mr. Ruffing also received an additional $100,000 discretionary cash bonus for his performance in 2007. Mr. Jervis and Mr. Ruffing were paid $650,000 and $250,000 annual cash bonuses, respectively, pursuant to minimum amounts stipulated in their employment agreements for performance in 2006. Mr. Ruffing also received an additional $50,000 discretionary cash bonus for his performance in 2006. Pursuant to their employment agreements, Mr. Klopp, Mr. Plavin, and Mr. Jervis (2007 only for Mr. Jervis) receive annual cash bonuses pursuant to performance awards under our long term incentive plan. Consequently, their annual cash bonuses are presented in the chart above in the column entitled Non-equity Incentive Plan Compensation and are described in (3) below.

(2)
Represents the dollar amount recognized by the company for financial statement reporting purposes in the 2007 and 2006 calendar years for the fair value of the performance shares and restricted shares granted in 2007 and all prior fiscal years, in accordance with FAS 123R. These amounts reflect the company's accounting expense for these awards, and do not correspond to the actual value recognized by the named executive officers nor to the amount of compensation awarded for performance in 2007 and 2006. Pursuant to SEC rules, the amounts shown exclude the potential impact from estimated forfeitures related to service-based vesting conditions. For additional information concerning FAS 123R, refer to the financial statements in the Form 10-K for the year ended December 31, 2007.

(3)
Pursuant to their employment agreements, Mr. Klopp, Mr. Plavin and Mr. Jervis received performance awards that provide for cash payments intended as an annual bonus, based upon the achievement by the company of certain quantitative performance hurdles. For performance year 2007 (paid in 2008), these amounts were $1,200,000, $1,000,000 and $700,000 for Mr. Klopp, Mr. Plavin and Mr. Jervis, respectively. For performance year 2006 (paid in 2007), these amounts were $1,200,000 and $1,000,000 for Mr. Klopp and Mr. Plavin, respectively. The amounts reported also include amounts received by named executive officers pursuant to previously granted performance awards representing derivative interests in incentive management fees received by us in 2007 and 2006 from two of our third party investment management vehicles, CT Mezzanine Partners II, LP and CT Mezzanine Partners III, Inc. In 2007, Mr. Klopp, Mr. Plavin, Mr. Jervis and Mr. Ruffing received $674,147, $561,789, $191,008 and $359,545, respectively, of such payments. In 2006, Mr. Klopp, Mr. Plavin, Mr. Jervis and Mr. Ruffing received $103,279, $103,279, $21,040 and $21,172, respectively, of such payments.

(4)
In 2007 the company provided a 401(k) matching contribution in the amount of $6,750 to all named executive officers. In addition, pursuant to his employment agreement, Mr. Klopp was reimbursed for the expense of a leased car ($19,811) and was provided the services of a driver ($50,000). Mr. Plavin, pursuant to his employment agreement, was reimbursed for life insurance premiums ($2,285). In 2006, the company provided a 401(k) matching contribution in the amount of $6,600 to all named executive officers. In addition, pursuant to his employment agreement, Mr. Klopp was reimbursed for the expense of a leased car ($20,102) and was provided the services of a driver ($41,458). Mr. Plavin, pursuant to his employment agreement, was reimbursed for life insurance premiums ($2,285).

Grants of Plan-Based Awards

        The following table provides information on performance awards made pursuant to our long-term incentive plans that provide for cash payments or further awards of restricted stock and performance stock granted in 2007 to each named executive officer. There can be no assurance that the grant date fair value of stock and stock option awards will ever be realized.

								All other stock awards: number of shares of stock or units (#)
		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)					Grant Date fair value of stock awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John R. Klopp	2/26/2007 1/1/2007	600,000 —	900,000 —	1,200,000 —	250,000 —	500,000 —	750,000 —	— 14,970	(3)	— 750,000	(3)
Geoffrey G. Jervis	2/26/2007	350,000	525,000	700,000	—	—	—	—		—
Stephen D. Plavin	2/26/2007	500,000	750,000	1,000,000	—	—	—	—		—
Thomas C. Ruffing	—	—	—	—	—	—	—	—		—

(1)
Pursuant to their employment agreements, Mr. Klopp, Mr. Jervis, and Mr. Plavin are entitled annually to receive performance awards that provide for cash payments intended as an annual bonus based upon the achievement by the company of certain quantitative performance levels set for certain selected performance measures. Amounts payable to Mr. Klopp, Mr. Jervis, and Mr. Plavin range from one to two times their annual base salaries with a target of one and a half times. Amounts actually paid to Mr. Klopp, Mr. Jervis, and Mr. Plavin with respect to year 2007 performance were $1,200,000, $700,000, and $1,000,000, respectively. These amounts were paid in February and March 2008 and are reflected in the Summary Compensation Table as Non-Equity Incentive Plan Compensation.

(2)
Pursuant to his employment agreement, Mr. Klopp is entitled to receive annually a performance award that provides an annual right to earn awards of restricted and performance stock based upon the achievement by the company of certain quantitative performance levels set for certain selected performance measures. The dollar values of these performance awards range from $250,000 to $750,000 with a target of $500,000. With respect to his performance award granted in March 2007, upon confirmation of the performance levels achieved for 2007, Mr. Klopp earned an award of 26,436 shares of restricted and performance stock (valued at $750,000 based upon a $28.37 average share price for the month of January 2008 per the award), which was issued in March 2008. This stock award earned is comprised of 13,218 shares of restricted stock that vest based upon the passage of time and Mr. Klopp's continued service at the company, and 13,218 shares of performance stock that vest based upon the achievement of at least a 13% total shareholder return for the period commencing at the confirmation date through December 31, 2011. This award of restricted and performance stock earned upon confirmation of the performance levels achieved is not reported in the Summary Compensation Table in accordance with applicable SEC rules.

(3)
Upon confirmation of the performance levels achieved for 2006 with respect to the selected performance measures contained in the performance award granted in March 2006, pursuant to his employment agreement, Mr. Klopp earned an award of 14,970 shares of restricted and performance stock (valued at $750,000 based upon a $50.10 per share price on the date of confirmation and issuance of the stock), which was issued in January 2007. This award is comprised of 7,485 shares of restricted stock that vest based upon the passage of time and Mr. Klopp's continued service with the company, and 7,485 shares of performance stock that vest based upon the achievement of at least a 13% total shareholder return for the period commencing at the confirmation date through December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End 2007

        The following table shows the number of shares covered by stock options and restricted and performance stock grants held by our named executive officers on December 31, 2007.

        No stock options have been granted since our election to be taxed as a REIT in 2003 after which we determined to use restricted and performance stock as the principal form of equity based long-term incentive compensation. All stock options are fully vested.

		Option Awards			Stock Awards
Name	Grant Date	Number of securities underlying unexercised options currently exercisable (#)	Option exercise price ($)	Option expiration date	Number of shares of restricted stock that have not vested(1) (#)		Market value of shares of restricted stock that have not vested(2) ($)	Equity incentive plan awards: number of unearned shares of performance stock that have not vested(3) (#)		Equity incentive plan awards: market or payout value of unearned shares of performance stock that have not vested(2) ($)
John R. Klopp	2/24/2000 2/1/2001 2/1/2002 1/26/2004 7/15/2004 2/4/2005 2/7/2006 2/15/2007	33,334 33,334 83,334 — — — — —	18.00 13.50 15.90 — — — — —	2/24/10 2/1/11 2/1/12 — — — — —	— — — — 54,705 3,575 4,033 4,989	(4)	— — — — 1,676,708 109,574 123,611 152,913	— — — 10,941 109,409 10,724 12,096 7,485	(5)	— — — 335,342 3,353,386 328,691 370,742 229,415
Geoffrey G. Jervis	2/1/2001 1/26/2004 2/4/2005 2/7/2006 9/29/2006	2,223 — — — —	13.50 — — — —	2/1/11 — — — —	— — 642 2,688 25,000	(6)	— — 19,677 82,387 766,250	— 1,094 1,923 4,032 25,000	(7)	— 33,531 58,940 123,581 766,250
Stephen D. Plavin	8/15/1998 5/7/2001 1/26/2004 2/4/2005 12/28/2005	33,334 10,001 — — —	27.00 15.00 — — —	8/15/08 5/7/11 — — —	— — — 2,309 22,500	(8)	— — — 70,771 689,625	— — 5,470 6,925 45,000	(9)	— — 167,656 212,251 1,379,250
Thomas C. Ruffing	1/26/2004 2/4/2005 2/7/2006 8/4/2006	— — — —	— — — —	— — — —	— 513 1,076 4,877	(6)	— 15,723 32,979 149,480	1,641 1,539 1,612 9,755	(7)	50,297 47,170 49,408 298,991

(1)
Represents the number of shares underlying restricted stock awards that vest based upon the passage of time and the employees' continued service at the company.

(2)
Market value of shares based upon the $30.65 NYSE closing price on December 31, 2007.

(3)
Represents the number of shares underlying performance stock awards that vest based upon the achievement of certain returns to our shareholders for the period commencing at the grant date through the end of the award agreement.

(4)
Represents restricted stock received in conjunction with entering into an employment agreement in 2004.

(5)
Represents performance stock received in conjunction with entering into an employment agreement in 2004.

(6)
Represents restricted stock received in conjunction with entering into an employment agreement in 2006.

(7)
Represents performance stock received in conjunction with entering into an employment agreement in 2006.

(8)
Represents restricted stock received in conjunction with entering into an employment agreement in 2005.

(9)
Represents performance stock received in conjunction with entering into an employment agreement in 2005.

Option Exercises and Stock Vested

        The following table shows the number of shares of our class A common stock acquired upon the vesting of restricted stock awards and the exercise of stock options during the year ended December 31, 2007.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John R. Klopp	58,334	785,254	53,197	2,124,518
Geoffrey G. Jervis	—	—	2,350	119,089
Stephen D. Plavin	6,666	139,986	21,007	855,062
Thomas C. Ruffing	—	—	1,597	80,326

(1)
All options issued by us to named executive officers were issued prior to 2003, have fully vested pursuant to their respective award agreement and are exercisable. Value Realized on Exercise equals the market value on the date of exercise less the exercise price.

(2)
The number of shares acquired on vesting is comprised exclusively of shares of restricted stock which vested in 2007 pursuant to all prior grants to each employee and the value shown is based upon the market price on the various vesting dates.

Director Compensation

        In 2007, our non-employee directors earned fees at an annual rate of $75,000. All of our non-employee directors, except for one, elect to receive their fees in the form of stock units issued under our amended and restated 1997 non-employee director stock plan and the 2007 Plan. Payment for services is made quarterly. For those directors who receive stock units, the number of units is determined based upon the quarterly fee and the average stock price for the applicable quarter. There is currently no separate compensation for service on committees of the board of directors. All directors are also reimbursed for travel expenses incurred in attending board and committee meetings.

        The following table sets forth the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Samuel Zell	75,000	—	—	—	—	—	75,000
Thomas E. Dobrowski	75,000	—	—	—	—	—	75,000
Martin L. Edelman	75,000	—	—	—	—	—	75,000
Craig M. Hatkoff	75,000	—	—	—	—	—	75,000
Edward S. Hyman	75,000	—	—	—	—	—	75,000
Henry N. Nassau	75,000	—	—	—	—	—	75,000
Joshua A. Polan	75,000	—	—	—	—	—	75,000
Lynne B. Sagalyn	75,000	—	—	—	—	—	75,000

(1)
With the exception of Mr. Polan, whose compensation is paid in cash to W.R. Berkley Corporation, all of our non-employee directors elected to receive their fees in the form of stock units issued under our 2007 Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own, or are part of a group that owns, more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of Forms 3, 4 and 5 and amendments thereto available to us and other information obtained from our directors and officers and certain 10% shareholders or otherwise available to us, we believe that no director, officer or beneficial owner of more than 10% of our class A common stock failed to file on a timely basis a report required pursuant to Section 16(a) of the Securities Exchange Act with respect to 2007.

Security Ownership of Certain Beneficial Owners and Management

        As of April 28, 2008, there were a total of 21,705,355 shares of our class A common stock issued and outstanding. The following table sets forth as of April 28, 2008, certain information with respect to the beneficial ownership of our class A common stock, by:

  •
  each person known to us to be the beneficial owner of more than 5% of our outstanding class A common stock,

  •
  each director, director nominee and named executive officer currently employed by us, and

  •
  all of our directors and executive officers as a group.

        Such information (other than with respect to our directors and executive officers) is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Securities Exchange Act of 1934 with respect to our class A common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class
Greater than 5% Owner
W. R. Berkley Corporation	3,843,413		17.6%
Vornado Realty, L.P.	1,424,474	(2)	6.5%
Neuberger Berman Inc.	1,388,100	(3)	6.4%
Weiss Multi-Strategy Advisors, LLC	1,248,500		5.7%
Veqtor Finance Company, L.L.C	897,429	(4)	4.1%
EGI-Properties Fund (08-10), L.L.C.	248,400	(4)	1.1%
Samstock, L.L.C	25,000	(4)	*
Officers and Directors
Thomas E. Dobrowski	3,994	(5)	*
Martin L. Edelman	34,299	(6)	*
Craig M. Hatkoff	328,075	(7)(8)	1.5%
Edward S. Hyman	116,412	(9)	*
John R. Klopp	869,089	(7)(8)	4.0%
Henry N. Nassau	13,381	(10)	*
Geoffrey G. Jervis	69,488	(11)	*
Stephen D. Plavin	194,792	(12)	1.0%
Joshua A. Polan	—	(13)	—
Thomas C. Ruffing	35,761	(14)	*
Lynne B. Sagalyn	34,299	(6)	*
Samuel Zell	75,965	(6)(15)	*
All executive officers and directors as a group (12 persons)	1,775,555		8.1%

    *
    Represents less than 1%.

    (1)
    The number of shares are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

    (2)
    Beneficial ownership information is based on a Schedule 13D filing by Vornado Realty, L.P. The address of Vornado Realty, L.P. is c/o Vornado Investments LLC, 210 Route 4 East Paramus, NJ 07652.

    (3)
    Beneficial ownership information is based on a Schedule 13G filing made jointly by Neuberger Berman Inc., Neuberger Berman, LLC, Neuberger Berman Management Inc. and Neuberger Berman Equity Funds, which we refer to collectively as Neuberger. The address of Neuberger entities is 605 Third Avenue, New York, NY 10158.

    (4)
    Includes 897,429 shares held by Veqtor Finance Company, L.L.C.; 25,000 shares held by Samstock, L.L.C.; and 248,400 shares held by EGI-Properties Fund (08-10), L.L.C. SZ Investments, L.L.C. ("SZI") is the managing member of Samstock, L.L.C. and EGI-Properties Fund (08-10), L.L.C. Zell General Partnership, Inc. ("ZGPI") is the

      managing member of Veqtor Finance Company, L.L.C. and SZI. The sole shareholder of ZGPI is Sam Investment Trust, a trust established for the benefit of Samuel Zell and members of his family. Chai Trust Company, LLC ("Chai") serves as the trustee of Sam Investment Trust. Mr. Zell is not an officer or director of Chai, and does not have voting or dispositive power over such shares, and therefore Mr. Zell disclaims beneficial ownership thereof except to the extent of his pecuniary interest therein. The address of each of Veqtor Finance Company, L.L.C., Samstock, L.L.C., and EGI-Properties Fund (08-10), L.L.C. is Two North Riverside Plaza, Suite 600, Chicago IL 60606.

    (5)
    Represents 3,994 shares obtainable upon conversion of vested stock units.

    (6)
    In the case of Mr. Zell, Mr. Edelman and Dr. Sagalyn, includes 25,965 shares obtainable by each upon conversion of vested stock units.

    (7)
    Includes, in the case of Mr. Hatkoff, the 305,644 shares owned by CMH Investment Partnership LP, a family partnership for which Mr. Hatkoff serves as a general partner. Includes, in the case of Mr. Klopp, 300,044 shares owned by JRK Investment Partnership LP, a family partnership for which Mr. Klopp serves as general partner.

    (8)
    Includes 150,003 shares issuable upon the exercise of vested stock options held by Mr. Klopp. Includes 213,467 shares for Mr. Klopp that are the subject of restricted stock awards for which he retains voting rights. Includes 13,676 deferred share units for Mr. Klopp which vest according to a deferral agreement. Includes for Mr. Hatkoff 15,941 shares that may be obtained upon conversion of vested stock units.

    (9)
    Includes 4,937 shares obtainable upon conversion of vested stock units.

    (10)
    Includes 8,481 shares obtainable upon conversion of vested stock units. Includes 400 shares held by members of Mr. Nassau's family, as to which Mr. Nassau disclaims beneficial ownership except to the extent of his pecuniary interest therein.

    (11)
    Includes 2,223 shares issuable upon the exercise of vested stock options held by Mr. Jervis. Includes 54,174 shares for Mr. Jervis that are the subject of restricted stock awards for which he retains voting rights. Includes 4,469 deferred share units which vest according to a deferral agreement.

    (12)
    Includes 43,335 shares issuable upon the exercise of vested stock options held by Mr. Plavin. Includes 68,800 shares for Mr. Plavin that are the subject of restricted stock awards for which he retains voting rights.

    (13)
    Does not include the shares owned by W. R. Berkley Corporation, as to which Mr. Polan disclaims beneficial ownership.

    (14)
    Includes 18,321 shares for Mr. Ruffing that are the subject of restricted stock awards for which he retains voting rights.

    (15)
    Includes (i) 25,965 obtainable upon conversion of vested stock units; (ii) 40,000 shares owned by Mr. Zell; and (iii) 10,000 shares owned by Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell's spouse. Does not include 897,429 shares held by Veqtor Finance Company, L.L.C.; 25,000 shares held by Samstock, L.L.C.; and 248,400 shares held by EGI-Properties Fund (08-10), L.L.C., as to which such shares Mr. Zell does not hold voting or dispositive power, which power is indirectly held by Chai Trust Company, LLC, of which Mr. Zell is not an officer of director, and as to which such shares Mr. Zell disclaims beneficial ownership of except to the extent of his pecuniary interest therein.

        Several of our officers and directors pledge shares of our class A common stock they own as security for potential or actual borrowings. Messrs. Klopp (300,044 shares pledged), Jervis (8,622 shares pledged), Ruffing (17,441 shares pledged), Hatkoff (300,000 shares pledged) and Plavin (35,954 shares pledged) and Dr. Sagalyn (8,334 shares pledged) all pledge all or a portion of their shares of our class A common stock. Collectively, these individuals pledge an aggregate of 670,395 shares of our class A common stock. At April 28, 2008, Mr. Klopp and Dr. Sagalyn had borrowed funds secured by their shares of our class A common stock.

Transactions with Related Persons, Promoters and Certain Control Persons

Relationship with Martin L. Edelman

        Martin L. Edelman, a director, is of counsel to Paul, Hastings, Janofsky & Walker LLP, a law firm that provides us with ongoing legal representation with respect to various matters.

Investments by trusts established for the benefit of Samuel Zell in our funds

        Trusts established for the benefit of the chairman of our board of directors, Samuel Zell, and members of his family indirectly invested, on the same terms available to third party investors, in CT Mezzanine Partners II LP, CT Mezzanine Partners III, Inc. and CT Opportunity Partners I, LP, three third party investment management vehicles which we currently manage, pursuant to which capital commitments and capital contributions have been made, and from which income has been received, since 2001.

Bracor Investimentos Imobiliarios Ltda.

        In September 2006, we made a founding investment in Bracor, a newly formed net lease commercial real estate company located and operating in Brazil. Our ultimate commitment was $30.0 million. Bracor was owned 24% by us, 47% by Equity International, or EI, and 29% by third parties. Our Chairman, Sam Zell, is the Chairman of EI and has an ownership position in EI. Our share of profits and losses from Bracor were reported one quarter subsequent to the period earned by Bracor. On December 18, 2007, we sold our ownership interest in Bracor which resulted in a $15.1 million gain. Our ownership interest was purchased on the same terms by four investors, including W.R. Berkley Corporation, which we refer to as WRBC. WRBC beneficially owns approximately 17.6% of our outstanding class A common stock as of April 28, 2008 and a member of our board of directors, Joshua A. Polan, is an employee of WRBC. Mr. Polan's nomination to our board of directors is required pursuant to a director nomination right.

Arrangement with W. R. Berkley Corporation

        On November 9, 2006, we commenced our CT High Grade MezzanineSM investment management initiative and entered into three separate account agreements with affiliates of WRBC for an aggregate of $250.0 million. Pursuant to these agreements, we invest, on a discretionary basis, capital on behalf of WRBC in low risk commercial real estate mortgages, mezzanine loans and participations therein. The separate accounts are entirely funded with committed capital from WRBC and are managed by a subsidiary of our wholly-owned investment management subsidiary, CT Investment Management Co. LLC, or CTIMCO. Each separate account has a one-year investment period with extension provisions. CTIMCO will earn a management fee equal to 0.25% per annum on invested assets. On July 25, 2007, we amended the agreements to increase the aggregate commitment of the WRBC affiliates to $350.0 million and extend the investment period to July 2008.

        On April 27, 2007, we purchased a $20.0 million subordinated interest in a mortgage from a dealer. Proceeds from the original mortgage financing provide for the construction and leasing of an office building in Washington, D.C. that is owned by a joint venture. WRBC has a substantial economic interest in one of the joint venture partners.

        We believe that the terms of the foregoing transactions are no less favorable than could be obtained by us from unrelated parties on an arm's-length basis.

        Pursuant to our code of business conduct and ethics, our audit committee must review and approve in advance all material related party transactions, including financial transactions, arrangements or relationships, or series of any of the foregoing, in which we participate that involve $120,000 or more with any of our directors, officers, employees or significant shareholders (i.e., holders of 5% of our outstanding stock) or any immediate family member, as defined to include others sharing a household of any of the foregoing, which we refer to collectively as related persons, or any entity in which any of our related persons is employed or has with other related persons a collective interest in more than 5%, or in the case of a partnership, for which any of them serves as a general partner or is otherwise associated. Pursuant to our code of business conduct and ethics, directors, officers and employees must not enter into, develop or continue any such material transaction, arrangement or relationship without obtaining such prior audit committee approval. In addition, our chief financial officer reports to our audit committee at regularly scheduled audit committee meetings all related party transactions, arrangements or relationships not subject to prior audit committee approval. Further, under our code of business conduct and ethics, all instances involving such potential related party transactions, arrangements or relationships regardless of the amount involved are required to be reported to either our chief executive officer, chief operating officer or chief financial officer who will assess the materiality of the transaction, arrangement or relationship and elevate the matter to the audit committee as appropriate.

PROPOSAL 2—RATIFICATION OF INDEPENDENT AUDITORS

Description of Proposal

        Our board of directors has appointed Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008, and has further directed that the appointment of such accountants be submitted for ratification by the shareholders at the annual meeting. We have been advised by Ernst & Young LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Ernst & Young LLP will have a representative at the annual meeting who will have an opportunity to make a statement, if he or she so desires, and who will be available to respond to appropriate questions.

        Shareholder ratification of the appointment of Ernst & Young LLP as our independent auditors is not required by our charter or otherwise. However, our board of directors is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, our board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the board determines that such a change would be in our and our shareholders' best interests.

Principal Accounting Firm Fees

        Aggregate fees we were billed for the fiscal years ended December 31, 2007 and 2006 by our principal accounting firm, Ernst & Young LLP are as follows:

	Fiscal Year Ended December 31,
	2007	2006
Audit fees(a)	$1,120,996	$1,074,282
Audit-related fees(b)	80,234	131,200

Total audit and audit-related fees	1,201,230	1,205,482
Tax fees(c)	239,073	278,210
All other fees	2,000	2,000

Total(d)	$1,442,303	$1,485,692

    (a)
    Audit fees include amounts billed to us related to annual financial statement audit work, quarterly financial statement reviews and comfort letters on and review of SEC registration statements.

    (b)
    The audit-related fees include principally amounts billed to us related to due diligence and agreed upon procedures for 2007.

    (c)
    Tax fees include amounts billed to us primarily for tax planning and consulting, tax compliance and preparation and review of federal, state and local tax returns and tax fees related to REIT tax matters.

    (d)
    The amounts in the table do not include audit fees for 2007 and 2006 of $313,000 and $280,000, respectively, and tax fees of $133,350 and $75,600, respectively, relating to our third party investment management vehicles (CT Mezzanine Partners III, Inc., CT Large Loan 2006, Inc., CT High Grade Mezzanine, CTX Fund I, LP and CT Opportunity Partners I, LP).

        The audit committee of the board of directors was advised of the services provided by Ernst & Young LLP that are unrelated to the audit of the annual fiscal year end financial statements and the review of interim financial statements and has considered whether the provision of such services is compatible with maintaining Ernst & Young LLP's independence as our independent auditor.

Audit Committee Pre-Approval Policy

        In accordance with our audit committee pre-approval policy, all audit and non-audit services performed for us by our independent accountants were pre-approved by the audit committee of our board of directors, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

        The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the audit committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter, that are individually estimated to result in an amount of fees that exceed $100,000. In addition, services to be provided by the independent accountants that are not within the category of pre-approved services must be approved by the audit committee prior to engagement, regardless of the service being requested or the dollar amount involved.

        Requests or applications for services that require specific separate approval by the audit committee are required to be submitted to the audit committee by both management and the independent accountants, and must include a detailed description of the services to be provided and a joint statement confirming that the provision of the proposed services does not impair the independence of the independent accountants.

        The audit committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the audit committee at its next scheduled meeting. The audit committee does not delegate to management its responsibilities to pre-approve services to be performed by the independent accountants.

Vote Required; Recommendation

        The affirmative vote of a majority of the votes cast on the matter at the annual meeting is required to ratify the appointment of Ernst & Young LLP as our independent auditors. Our board of directors unanimously recommends that you vote for the ratification of Ernst & Young LLP as our independent auditors.

Report of the Audit Committee of the Board of Directors*

*
The material in this report is not "solicitation material," is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference in any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

        Our board of directors' audit committee carries out oversight functions with respect to the preparation, review and audit of our financial statements, our system of internal controls and the qualifications, independence and performance of our internal auditor consultants and independent auditors and operates under a written charter adopted by the board of directors. The charter can be viewed, together with any future changes that may occur, on our website at www.capitaltrust.com. The audit committee has the sole authority and responsibility to select, evaluate and, as appropriate, replace our independent auditors. The audit committee members are independent within the meaning of the applicable New York Stock Exchange listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

        Our management is responsible for the development, maintenance and evaluation of internal controls and procedures and the financial reporting system, the maintenance of appropriate accounting and financial reporting principles or policies and the preparation of financial statements in accordance with generally accepted accounting principles. Our independent auditors perform an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issue a report thereon. The audit committee's responsibility is to monitor and oversee the foregoing functions.

        The audit committee has met and held discussions with management and the independent auditors with respect to our consolidated financial statements for fiscal year 2007 and related matters. Management advised the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and the committee has reviewed and discussed the consolidated financial statements with management and our independent auditors, Ernst & Young LLP. Our independent auditors presented to and reviewed with the audit committee the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). Our independent auditors also provided to the committee the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and in connection therewith the committee discussed with the independent auditors their views as to their independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Ernst & Young LLP. The audit committee meetings regularly include executive sessions with our independent auditors without the presence of our management.

        In undertaking its oversight function, the audit committee relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on our financial statements. The audit committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or on the effectiveness of the system of internal control.

        Based on the audit committee's considerations, discussions with management and discussion with the independent auditors as described above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee

Lynne B. Sagalyn
Thomas E. Dobrowski
Henry N. Nassau

ANNUAL REPORT

        Our annual report to shareholders is being concurrently distributed to shareholders herewith.

OTHER MATTERS

        Our management does not know of any other matters to come before the annual meeting. If, however, any other matters do come before the annual meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

SHAREHOLDER PROPOSALS

        If you wish to submit a shareholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in our proxy statement and proxy card for our 2009 annual meeting of shareholders, you must submit the proposal to our secretary no later than January 2, 2009. In addition, if you desire to bring business (including director nominations) before our 2009 annual meeting, you must comply with our bylaws, which currently require that you provide written notice of such business to our secretary no earlier than December 2, 2008 and no later than 5:00 p.m. Eastern time on January 2, 2009. For additional requirements, shareholders should refer to our bylaws, article II, section 12, "Nominations and Proposals by Stockholders," a current copy of which may be obtained from our secretary. If we do not receive timely notice pursuant to our bylaws, any proposal may be excluded from consideration at the meeting, regardless of any earlier notice provided in accordance with Rule 14a-8.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

CAPITAL TRUST, INC.

FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2008.

The undersigned, as a holder of class A common stock, par value $.01 per share (“Class A Common Stock”), of Capital Trust, Inc., a Maryland corporation (the “Company”), hereby appoints John R. Klopp and Geoffrey G. Jervis, and each of them, with full power of substitution, as proxies to vote all shares of Class A Common Stock which the undersigned is entitled to vote through the execution of a proxy with respect to the 2008 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022, on Thursday, June 5, 2008 at 10:00 a.m., local time, or any adjournment or postponement thereof, and authorizes and instructs said proxies to vote in the manner directed on the reverse and otherwise to represent the undersigned at the Annual Meeting, or any adjournment or postponement thereof, with all powers possessed by the undersigned if personally present at such Annual Meeting.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

CAPITAL TRUST, INC.

June 5, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

20933000000000000000 0                                                                                                         060707

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES	NOMINEES:

☐ Samuel Zell
☐ Thomas E. Dobrowski
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Martin L. Edelman
☐ Craig M. Hatkoff
☐ Edward S. Hyman
☐ FOR ALL EXCEPT (See instructions below)	☐ John R. Klopp
☐ Henry N. Nassau
☐ Joshua A. Polan
☐ Lynne B. Sagalyn

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

		FOR	AGAINST	ABSTAIN
2.	On the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered Public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

In their discretion, the proxies are authorized to vote and otherwise represent the undersigned upon such other matters as may properly come before the Annual Meeting, or any adjournment or postponement thereof, or upon matters incident to the conduct of the Annual Meeting.

You may revoke or change your proxy at any time prior to its use at the Annual Meeting by giving the Company written direction to revoke it, by giving the Company a new proxy or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy given by you. Written notice of revocation or subsequent proxy should be sent to Capital Trust, Inc. c/o American Stock Transfer & Trust Company, 6201 Fifteenth Avenue, Brooklyn, New York 11219, Attention: Paula Caroppoli, or hand-delivered to Capital Trust, Inc. c/o American Stock Transfer & Trust Company, so as to be delivered at or before the taking of the vote at the Annual Meeting.

Returned proxy cards or proxies authorized by telephone or internet will be voted (1) as specified on the matters listed above; (2) in accordance with the Board of Directors’ recommendations where no specification is made; and (3) in accordance with the discretion of the proxies on any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof. Please mark your choice like this: x

The shares represented by this Proxy will be voted in the manner directed and, if no instructions to the contrary are indicated, will be voted “FOR” the election of the named nominees and approval of the other proposal set forth above.

The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the proxy statement furnished therewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.  YOU MAY REVOKE THIS PROXY IN THE MANNER DESCRIBED ABOVE AT ANY TIME PRIOR TO THE TAKING OF AVOTE ON THE MATTERS DESCRIBED HEREIN.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

CAPITAL TRUST, INC.

June 5, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20933000000000000000 0                                                                                                    060707

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES	NOMINEES:

☐ Samuel Zell
☐ Thomas E. Dobrowski
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Martin L. Edelman
☐ Craig M. Hatkoff
☐ Edward S. Hyman
☐ FOR ALL EXCEPT (See instructions below)	☐ John R. Klopp
☐ Henry N. Nassau
☐ Joshua A. Polan
☐ Lynne B. Sagalyn

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

		FOR	AGAINST	ABSTAIN
2.	On the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

In their discretion, the proxies are authorized to vote and otherwise represent the undersigned upon such other matters as may properly come before the Annual Meeting, or any adjournment or postponement thereof, or upon matters incident to the conduct of the Annual Meeting.

You may revoke or change your proxy at any time prior to its use at the Annual Meeting by giving the Company written direction to revoke it, by giving the Company a new proxy or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy given by you. Written notice of revocation or subsequent proxy should be sent to Capital Trust, Inc. c/o American Stock Transfer & Trust Company, 6201 Fifteenth Avenue, Brooklyn, New York 11219, Attention: Paula Caroppoli, or hand-delivered to Capital Trust, Inc. c/o American Stock Transfer & Trust Company, so as to be delivered at or before the taking of the vote at the Annual Meeting.

Returned proxy cards or proxies authorized by telephone or internet will be voted (1) as specified on the matters listed above; (2) in accordance with the Board of Directors’ recommendations where no specification is made; and (3) in accordance with the discretion of the proxies on any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof. Please mark your choice like this: x

The shares represented by this Proxy will be voted in the manner directed and, if no instructions to the contrary are indicated, will be voted “FOR” the election of the named nominees and approval of the other proposal set forth above.

The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the proxy statement furnished therewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR AUTHORIZE YOUR PROXY VIA TELEPHONE OR INTERNET TODAY.  YOU MAY REVOKE THIS PROXY IN THE MANNER DESCRIBED ABOVE AT ANY TIME PRIOR TO THE TAKING OF AVOTE ON THE MATTERS DESCRIBED HEREIN.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR 2008 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2008
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
PROPOSAL 1—ELECTION OF DIRECTORS
Compensation Committee Report
Compensation Discussion and Analysis
Executive Compensation
PROPOSAL 2—RATIFICATION OF INDEPENDENT AUDITORS
Report of the Audit Committee of the Board of Directors
ANNUAL REPORT
OTHER MATTERS
SHAREHOLDER PROPOSALS